Exhibit 10.2

SEPARATION AGREEMENT

AND GENERAL RELEASE OF CLAIMS

This SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (this “Agreement”) is entered into by and between Petco Animal Supplies Stores, Inc. (the “Company”), Michael Nuzzo (“Executive”) and solely for purposes of Sections 2 and 7, Scooby LP (“Scooby”). Executive, the Company and Scooby are each referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, Executive’s employment with the Company terminated effective as of August 13, 2022 (the “Separation Date”);

WHEREAS, Executive was granted the Common Series C Units in Scooby set forth on Exhibit A hereto (the “Units”) pursuant to those Common Series C Unit Award Agreements between Executive and Scooby (collectively, the “Award Agreements”), which are vested and unvested as of the Separation Date as set forth on Exhibit A;

WHEREAS, Executive and the Company are parties to that certain Employment Agreement dated April 8, 2015, as amended by that certain Amendment to Employment Agreement dated January 26, 2016 (collectively, the “Employment Agreement”);

WHEREAS, the Company and Scooby wish to provide Executive with certain separation benefits, which are conditioned upon Executive’s execution, delivery and non-revocation of this Agreement; and

WHEREAS, the Parties wish to resolve any and all claims that Executive has or may have against the Company, Scooby and the other Company Parties (as defined below), including any claims that Executive has or may have arising from or relating to Executive’s employment, or the end of Executive’s employment, with any Company Party.

NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Executive and the Company, the Parties hereby agree as follows:

1.
Separation from Employment.
(a)
Executive’s employment with the Company terminated effective as of the Separation Date. As of the Separation Date, Executive will no longer be employed by the Company or any other Company Party, and Executive will be deemed to have automatically resigned (i) as an officer of the Company and its affiliates (as applicable) and (ii) from the board of managers, board of directors or similar governing body of each of the Company and its affiliates (as applicable) and any other corporation, limited liability company, trade organization, or other entity in which the Company or any of its affiliates holds an equity interest or with respect to which board or similar governing body Executive serves as the designee or other representative of the Company or any of its affiliates. For the avoidance of doubt, as of the Separation Date, Executive shall no longer represent the Company in any manner and shall not hold himself out as a representative of the Company.
(b)
Executive acknowledges and agrees that Executive has been paid in full all bonuses, been provided all benefits, and otherwise received all wages, compensation and other sums that Executive has been owed by each Company Party. Executive further acknowledges and agrees that Executive has received all leaves (paid and unpaid) that Executive has been entitled to receive from each Company Party.

2.
Separation Payments and Benefits. Provided that Executive: (x) executes this Agreement on the Separation Date or by August 30, 2022 (which is at least 21 days following the date this Agreement was provided to Executive) and returns a copy of this Agreement that has been executed by Executive to the Company so that it is received by Ilene Eskenazi, Chief Legal and Human Resources Officer and Corporate Secretary, 10850 Via Frontera, San Diego, California 92127 (email: Ilene.Eskenazi@petco.com) no later than 5:00 pm PT on August 30, 2022; (y) does not revoke Executive’s acceptance of this Agreement pursuant to Section 9; and (z) remains in compliance with the other terms and conditions set forth in this Agreement (including under Sections 5 and 6), Executive shall be provided with the following separation payments and benefits:
(a)
The Company shall pay to Executive a lump sum cash payment of $1,318,015 (the “Severance Payment”), representing (i) 18 months of Executive’s base salary, (ii) a payment to cover 18 months of group health plan continuation premiums, and (iii) 50% of the target annual incentive bonus for fiscal year 2022, payable within 30 days following the expiration of the Release Revocation Period (as defined below);
(b)
The Units designated on Exhibit A to be accelerated shall become fully vested effective as of the Separation Date upon the expiration of the Release Revocation Period, and for the avoidance of doubt, all of the Units (including the Units that vest hereunder) shall otherwise remain subject to the terms of the Award Agreements in all respects; and
(c)
Scooby hereby waives its right to call the Units and Executive’s Common Series B Units in Scooby under Section 9.2 of the Third Amended and Restated Agreement of Limited Partnership of Scooby dated as of January 19, 2021 and any right Scooby may have to call the Units under the Award Agreements.

Executive acknowledges and agrees that the consideration referenced in this Section 2 represents the entirety of the amounts Executive is eligible to receive as severance pay and benefits from the Company or any other Company Party. Executive further acknowledges that as of the Separation Date, (i) Executive will automatically forfeit all unvested restricted stock units and stock options granted under the Petco Health and Wellness Company, Inc. 2021 Equity Incentive Plan, and such awards shall terminate automatically and without any further action by the Company and at no cost to the Company, and (ii) all Units which remain unvested after giving effect to Section 2(b) shall be forfeited upon the Separation Date for no consideration, and Executive shall have no rights with respect thereto.

3.
Release of Liability for Claims.
(a)
For good and valuable consideration, including the consideration set forth in Section 2 (and any portion thereof), Executive knowingly and voluntarily (for Executive, Executive’s family, and Executive’s heirs, executors, administrators and assigns) hereby releases and forever discharges the Company, Scooby, Petco Health and Wellness Company, Inc. (collectively, the “Petco Affiliated Entities”) and their respective affiliates, predecessors, successors, subsidiaries and benefit plans, and the foregoing entities’ respective equity-holders, officers, directors, managers, members, partners, Executives, agents, representatives, and other affiliated persons, and the Company’s and its affiliates’ benefit plans (and the fiduciaries and trustees of such plans) (collectively, the “Company Parties”), from liability for, and Executive hereby waives, any and all claims, damages, or causes of action of any kind related to Executive’s ownership of any interest in any Company Party, Executive’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter occurring on or prior to the date that Executive executes this Agreement, including (i) any alleged violation through such time of: (A) any federal, state or local anti-discrimination, anti-harassment or anti-retaliation law, regulation or ordinance, including the Age Discrimination in Employment Act of 1967 (including as amended by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code and the Americans with Disabilities

Act of 1990, as amended; (B) the Employee Retirement Income Security Act of 1974 (“ERISA”); (C) the Immigration Reform Control Act; (D) the National Labor Relations Act; (E) the Occupational Safety and Health Act; (F) the Family and Medical Leave Act of 1993; (G) California’s Fair Employment and Housing Act, the California Pregnancy Disability Leave law, the California Family Rights Act, the Healthy Workplace Healthy Family Act of 2014, the California Labor Code, the Private Attorneys’ General Act (Labor Code§ 2698 et seq.), any Wage Orders issued by the California Industrial Welfare Commission and the California Business and Professionals Code; (H) any federal, state or local wage and hour law; (I) any other local, state or federal law, regulation or ordinance; or (J) any public policy, contract, tort, or common law claim; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in or with respect to a Released Claim; (iii) any and all rights, benefits or claims Executive may have under any employment contract, incentive compensation plan or equity-based plan with any Company Party or to any ownership interest in any Company Party (including the Employment Agreement); and (iv) any claim for compensation or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”). This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for any consideration received by Executive pursuant to Section 2, any and all potential claims of this nature that Executive may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.
(b)
Section 1542 of the Civil Code of the State of California (“Section 1542”) provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Executive waives all rights under Section 1542 or any other law or statute of similar effect in any jurisdiction with respect to the Released Claims. Executive acknowledges that Executive understands the significance and specifically assumes the risk regarding the consequences of such release and such specific waiver of Section 1542.

(c)
For the avoidance of doubt, nothing in this Agreement releases Executive’s rights to receive payments or benefits pursuant to Section 2. Further, in no event shall the Released Claims include (i) any claim that arises after the date that Executive signs this Agreement; (ii) any claim to vested benefits under an employee benefit plan that is subject to ERISA; and (iii) any claim for breach of, or otherwise arising out of, this Agreement. Further notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC or comparable state or local agency or cooperating in any such investigation or proceeding; however, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief from a Company Party as a result of such EEOC or comparable state or local agency or proceeding or subsequent legal actions. Further, nothing in this Agreement prohibits or restricts Executive from filing a charge or complaint with, or cooperating in any investigation with, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other governmental agency, entity or authority (each, a “Government Agency”). This Agreement does not limit Executive’s right to receive an award for information provided to a Government Agency.

4.
Representations and Warranties Regarding Claims. Executive represents and warrants that, as of the time at which Executive signs this Agreement, Executive has not filed or joined any claims, complaints, charges, or lawsuits against any of the Company Parties with any governmental agency or with any state or federal court or arbitrator for, or with respect to, a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which Executive signs this Agreement, and Executive is not aware of any violation of any law, rule or regulation or any other misconduct by the Company or any of its officers or employees. Executive further represents and warrants that Executive has not made any assignment, sale, delivery, transfer or conveyance of any rights Executive has asserted or may have against any of the Company Parties with respect to any Released Claim.
5.
Covenants.
(a)
Executive acknowledges and agrees that Executive has continuing obligations to the Company and its affiliates pursuant to that certain Confidentiality and Inventions Agreement, including obligations relating to confidentiality and intellectual property (collectively, the “Covenants”). In entering into this Agreement, Executive acknowledges the continued effectiveness and enforceability of the Covenants, and Executive expressly reaffirms Executive’s commitment to abide by, and agrees that he will abide by, the terms of the Covenants. Nothing herein shall prevent Executive from discussing or disclosing information regarding unlawful acts in the workplace, such as harassment, discrimination or any other conduct that Executive has reason to believe is unlawful.
(b)
Executive shall refrain from publishing any oral or written statements about the Company and any Company Party that (i) are slanderous, libelous, disparaging or defamatory, (ii) disclose confidential information of or regarding any Company Party’s business affairs, directors, officers, managers, members, employees, consultants, agents or representatives, or (iii) place the Company, any Company Party or any of their respective directors, officers, managers, members, employees, consultants, agents or representatives in a false light before the public. The Company agrees to direct its current executive officers to refrain from publishing any oral or written statements about Executive that are slanderous, libelous, disparaging or defamatory or that place Executive in a false light before the public.
(c)
Executive acknowledges that Executive’s employment with the Company created a relationship of confidence and trust between the Company and Executive with respect to Confidential Information (as defined in the Covenants), and Executive had access to such Confidential Information during such employment. Because of the Company’s legitimate business interests with respect to such Confidential Information and the consideration offered to Executive herein, during the one-year period following the Separation Date, Executive shall not, directly or indirectly, solicit or recruit any person who is an employee of the Company or other Petco Affiliated Entity or otherwise induce any such person to terminate their employment with the Company or other Petco Affiliated Entity; provided, however, that the foregoing provision shall not prohibit solicitations made by Executive to the general public, including through a general public posting site or forum.
6.
Covenant to Cooperate in Legal Proceedings. Executive agrees to fully cooperate with the Petco Affiliated Entities and provide truthful information in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party. Executive understands and agrees that Executive’s cooperation may include making Executive available to the Petco Affiliated Entities upon reasonable notice for interviews and factual investigations; appearing at the Petco Affiliated Entities’ request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Petco Affiliated Entities pertinent information received by Executive in Executive’s capacity as an employee; and turning over to the Petco Affiliated Entities all relevant documents which are or may come into Executive’s possession in Executive’s capacity an employee or otherwise, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments. The Company will reimburse all reasonable and necessary expenses, including attorneys’ fees, incurred by Executive in providing any such cooperation.
7.
Consequences of Breach; Subsequent Discovery of Cause. Executive acknowledges and agrees that in the event of Executive’s material breach of this Agreement, including Section 6, or a determination by the Board of Directors of the Company that grounds for a for Cause (as defined in the Employment Agreement) termination existed as of the Separation Date, (a) the Company shall not be required to pay the Severance Payment, less $100, (b) Executive shall be required to repay to the Company the Severance Payment, less $100, if previously paid to Executive, and (c) the Units which became vested in accordance with Section 2(b) shall be forfeited for no consideration.
8.
Executive’s Acknowledgements. By executing and delivering this Agreement, Executive expressly acknowledges that:
(a)
Executive has been given at least 21 days to review and consider this Agreement. If Executive signs this Agreement before the expiration of 21 days after Executive’s receipt of this Agreement, Executive has knowingly and voluntarily waived any longer consideration period than the one provided to Executive and such earlier signature was not induced by the Company through fraud, misrepresentation or a threat to withdraw or alter this Agreement prior to the expiration of such 21-day period. No changes (whether material or immaterial) to this Agreement shall restart the running of this 21 day period.
(b)
Executive is receiving, pursuant to this Agreement, consideration in addition to anything of value to which Executive is already entitled;
(c)
Executive has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of Executive’s choice and that Executive has had an adequate opportunity to do so prior to executing this Agreement;
(d)
Executive fully understands the final and binding effect of this Agreement; the only promises made to Executive to sign this Agreement are those stated herein; Executive is signing this Agreement knowingly, voluntarily and of Executive’s own free will with the full intent of releasing the Company Parties of all claims; Executive acknowledges and agrees that Executive has carefully read this Agreement; and that Executive understands and agrees to each of the terms of this Agreement;
(e)
The only matters relied upon by Executive in causing Executive to sign this Agreement are the provisions set forth in writing within the four corners of this Agreement; and
(f)
No Company Party has provided any tax or legal advice regarding this Agreement, and Executive has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Executive’s own choosing such that Executive enters into this Agreement with full understanding of the tax and legal implications thereof.
9.
Revocation Right. Notwithstanding the initial effectiveness of this Agreement, Executive may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Executive executes this Agreement (such seven-day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be delivered personally or by courier to the Company so that it is received by Ilene Eskenazi, Chief Legal and Human Resources Officer and Corporate Secretary, 10850 Via Frontera, San Diego, California 92127 (email: Ilene.Eskenazi@petco.com) no later than 11:59 pm PT on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, the release of claims set forth in Section 3 will be of no force or effect, Executive will not receive the payments or benefits set forth in Section 2, and the remainder of this Agreement will remain in full force and effect.
10.
Governing Law. This Agreement and its performance will be construed and interpreted in accordance with the laws of the State of California, without regard to principles of conflicts of law that would apply the substantive law of any other jurisdiction.
11.
Counterparts. This Agreement may be executed in several counterparts, including by .PDF or .GIF attachment to email or by facsimile, each of which is deemed to be an original, and all of which taken together constitute one and the same agreement.
12.
Amendment; Entire Agreement. This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by the Party to be charged. This Agreement, the Award Agreements and the Covenants constitute the entire agreement of the Parties with regard to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, oral or written, between Executive and any Company Party with regard to the subject matter hereof.
13.
Third-Party Beneficiaries. Executive expressly acknowledges and agrees that each Petco Affiliated Entity that is not a party to this Agreement shall be a third-party beneficiary of Sections 3, 5, 6 and 15 and entitled to enforce such provisions as if it were a party hereto.
14.
Further Assurances. Executive shall, and shall cause Executive’s affiliates, representatives and agents to, from time to time at the request of the Company and without any additional consideration, furnish the Company with such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or desirable, as determined in the sole discretion of the Company, to carry out the provisions of this Agreement.
15.
Return of Property. Executive represents and warrants that Executive has returned to the Company all property belonging to the Company or any other Company Party, including all computer files, electronically stored information, computers and other materials and items provided to Executive by the Company or any other Company Party in the course of Executive’s employment and Executive further represents and warrants that Executive has not maintained a copy of any such materials or items in any form.
16.
Severability. Any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) hereof invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.
17.
Interpretation. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes. The words “hereof,” “herein” and “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any Party, whether under any rule of construction or otherwise. This Agreement has been reviewed by each of the Parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.
18.
No Assignment. No right to receive payments and benefits under this Agreement shall be subject to set off, offset, anticipation, commutation, alienation, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law.
19.
Withholdings; Deductions. The Company may withhold and deduct from any payments or benefits made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Executive.
20.
Section 409A. This Agreement and the benefits provided hereunder are intended be exempt from, or compliant with, the requirements of Section 409A of the Internal Revenue Code of 1986 and the Treasury regulations and other guidance issued thereunder (collectively, “Section 409A”) and shall be construed and administered in accordance with such intent. Each installment payment under this Agreement shall be deemed and treated as a separate payment for purposes of Section 409A. Notwithstanding the foregoing, the Company makes no representations that the benefits provided under this Agreement are exempt from the requirements of Section 409A and in no event shall the Company or any other Company Party be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

Exhibit 10.2

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth beneath their names below, effective for all purposes as provided above.

EXECUTIVE

/s/ Michael Nuzzo

Michael Nuzzo

Date: 8/25/2022

PETCO ANIMAL SUPPLIES STORES, INC.

By: /s/ Ronald Coughlin, Jr.

Name: Ronald Coughlin, Jr.

Title: Chief Executive Officer

Date: 8/30/2022

SCOOBY LP

By: /s/ Cameron Breitner

Name: Cameron Breitner

Title: Authorized Signatory

Date: 8/29/2022

AGREEMENT SHALL NOT BE ENTERED UNTIL ON OR AFTER

AUGUST 13, 2022, AS PROVIDED HEREIN.

Exhibit 10.2

EXHIBIT A

COMMON SERIES C UNITS

Date of Grant	Distribution Threshold	Vested as of Separation Date	Unvested as of Separation Date	Accelerated under Section 2(b)
1/26/2016	$0.75	5,000,000	0	0
1/26/2016	$0.75	1,161,114	0	0
1/26/2016	$0.50	4,000,000	1,000,000	1,000,000
1/26/2016	$0.50	1,161,114	0	0
9/16/2020	$1.00	600,000	2,400,000	1,472,055

*Executive is fully vested as of Separation Date in 90,000 Common Series “B” Units of Scooby